Exhibit 10.26

CONFIDENTIAL

Stock Option Agreement
SLM Corporation Incentive Plan
Net-Settled, Price-Vested Options – 1 Year Minimum - 2006

A.           Option Grant.  Stock Options (the “Options”) for a total of «Total_Option_Granted» shares of Common Stock, par value $.20, of SLM Corporation (the “Corporation”) are hereby granted, to «FIRST_NAME» «LAST_NAME» (the “Optionee”), subject in all respects to the terms and provisions of the SLM Corporation Incentive Plan (the “Plan”), which is incorporated herein by reference, and this Stock Option Agreement (the “Agreement”).  The Options are non-qualified stock options and are not incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

B.             Option Price.  The purchase price per share is «Option Price» dollars (the “Option Price”).

C.             Grant Date. The date of grant of these Options is «Grant Date» (the “Grant Date”).

D.            Vesting; Exercisability.  The Options are not vested as of the Grant Date.  All Options vest upon the earlier of: (1) the Corporation’s Common Stock price reaching a closing price equal to or greater than «Premium Vesting Price» per share for five days, but no sooner than one year from the Grant Date; (2) eight years from the Grant Date or (3) Optionee’s death, Disability or Involuntary Termination, unless the Options are terminated earlier in accordance with the provisions of the Plan or this Agreement.

•                  Upon termination of employment for any reason, other than death, Disability or Involuntary Termination, any unvested Options will not vest and will be canceled.

•                  Upon termination of employment for Misconduct, any Options, vested or unvested, are forfeited.

•                  Upon termination for death or Disability, vested Options are exercisable until the earlier of: (1) the Expiration Date; or (2) one year from the date of termination.

•                  Upon termination for all reasons except death or Disability, vested Options are exercisable until the earlier of: (1) the Expiration Date; or (2) three months from the date of termination.

E.              Expiration. These Options expire ten years from the Grant Date (the “Expiration Date”), subject to the provisions of the Plan and this Agreement, which may provide for earlier expiration in certain instances, including Optionee’s termination of employment.

F.              Non-Transferable; Binding Effect.  These Options may not be transferred except as provided for in the Plan, and may be exercised during the lifetime of the Optionee only by him or her.  The terms of these Options shall be binding upon the executors, administrators, heirs, and successors of the Optionee.

G.             Net-Settlement upon Option Exercise; Taxes.  These Options shall be exercised only in accordance with the terms of this Agreement.  Each exercise must be for no fewer than fifty (50) Options, other than an exercise for all remaining Options.  Upon exercise of all or part of the Options, the Optionee shall receive from the Corporation the number of shares of Common Stock resulting from the following formula:  the total number of Options exercised less the sum of “Shares for the Option Cost” and “Shares for Taxes”, rounded up to the nearest whole share.  “Shares for the Option Cost” equals the Option Price multiplied by the number of Options exercised divided by the fair market value of SLM common stock at the time of exercise.   “Shares for Taxes” equals the tax liability (the statutory withholding maximum) divided by the fair market value of SLM common stock at the time of exercise.  Optionee shall receive cash for any resulting fractional share amount.  As a condition to the issuance of shares of Common Stock of the Corporation pursuant to these Options, the Optionee agrees to remit to the Corporation at the time of any exercise of these Options any taxes required to be withheld by the Corporation under federal, state, or local law as a result of the exercise of these Options.

H.            Vesting Upon Change In Control.  Notwithstanding anything to the contrary in this Agreement, any of the Options which have not otherwise become exercisable shall become immediately exercisable upon a Change in Control of the Corporation, as defined in the Plan.

I.                 Board Interpretation.  The Optionee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors of the Corporation and, where applicable, the Compensation and Personnel Committee of the Board of Directors (the “Committee”) concerning any questions arising under this Agreement or the Plan.

J.                Amendments for Accounting Charges: The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.

K.            Securities Law Compliance; Restrictions on Resale’s of Option Shares.  The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any exercise of the Option and/or any resales by the Optionee or other subsequent transfers by the Optionee of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Option and/or the Common Stock underlying the Option and (c) restrictions as to the use of a specified brokerage firm or other agent for exercising the Option and/or for such resales or other transfers.  The sale of the shares underlying the Option must also comply with other applicable laws and regulations governing the sale of such shares.

L.              Data Privacy. As an essential term of this Option, the Optionee consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Option Agreement for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.  By entering into this Agreement and accepting the Option, the Optionee acknowledges that the Corporation holds certain personal information about the Optionee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”).  Optionee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee or the Corporation may elect to deposit any shares of Common Stock acquired upon exercise of the Option.  Optionee acknowledges that Data may be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan as determined by the Corporation, and that Optionee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Optionee’s consent may adversely affect Optionee’s ability to participate in the Plan.

M.         Electronic Delivery.  The Corporation may, in its sole discretion, decide to deliver any documents related to any options granted under the Plan by electronic means or to request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Optionee’s term of service with the Corporation and thereafter until withdrawn in writing by Optionee.

N.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Delaware, without giving effect to principles of conflicts of law.

O.            Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

If to the Corporation to:

Director, Stock Plans

Sallie Mae

12061 Bluemont Way

Reston, VA 20190

Fax: (703) 984-5170

If to the Optionee, to (i) the last address maintained in the Corporation’s Human Resources files for the Optionee or (ii) the Optionee’s mail delivery code or place of work at the Corporation.

P.              Miscellaneous.  In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.  The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. The Optionee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of the Agreement.  The Optionee is responsible for complying with all laws applicable to Optionee, including federal and state securities reporting laws.

The Optionee must contact Merrill Lynch to accept the terms of this grant.  Merrill Lynch can be contacted at www.benefits.ml.com or by phone at 1-877-SLM-ESOP. If Optionee fails to accept the terms of this grant, the Options may not be exercised.

SLM CORPORATION

BY: Thomas J. Fitzpatrick
Chief Executive Officer

Copies of the Plan Document and Prospectus are available on the Sallie Mae Stock Options Intranet site located at http://salliemaecentral.com/legal/esop/plandocs.htm.  Paper copies of these documents can be obtained by contacting the Plan Administrator by sending an email to stock.options@slma.com, or to request by fax to (703) 984-5170.